Phoenix Life Insurance Company

INDEPENDENT PRODUCER CONTRACT    IP/BD

THIS CONTRACT made and entered into by and between PHOENIX LIFE INSURANCE COMPANY, Administrative Offices, One American Row, Hartford, Connecticut, hereinafter referred to as the “Company” and         J.P. Turner & Co.         city of         Atlanta        , State of         GA         hereinafter referred to as “You”, and, if applicable, who is either a Broker-Dealer (herewith “Broker-Dealer”) or a Registered Representative or associated person or entity of the undersigned Broker-Dealer or WS Griffith & Co., Inc., (hereafter “WS Griffith”) shall be effective the          13th         day of         January         ,         2003        .

This contract includes the following terms and conditions:

Basic Contract Provisions	OL2650A	(6-01)
Compliance and Sales Practices Provisions	OL2650B	(8-98)
Business Entity Provisions	OL2650C	(12-99)
Variable Products Provisions	OL2650D	(12-99)
Provisions for Contracting of Producers	OL2650F	(8-98)
Compensation Provisions	OL2650E	(6-01)
Expense Allowance Schedule	OL2720B	(4-01)

THIS CONTRACT IS EXECUTED IN DUPLICATE AT                                   on the                   day of                 ,                 .

J.P. Turner & Company, LLC	By	William Mello
Broker-Dealer (if other than Producer)

[ILLEGIBLE SIGNATURE]	862701
Producer ([Signature])	NASD CRD NUMBER

[ILLEGIBLE SIGNATURE]	Date	1.13.03
Witness (Signature)

PHOENIX LIFE INSURANCE COMPANY

Note: This contract is not valid until approved by an executive officer of the Company.

Approved	Dona D. Young	Producer Code Number	194755

Date	APR 23 2003 PRESIDENT

© 2001 Phoenix Life Insurance Company - All Rights Reserved

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

BASIC CONTRACT PROVISIONS

1.	INTRODUCTION AND AUTHORITY

(a)	Authority to act as Producer is hereby granted to You, Provided You are duly licensed, You are free to solicit applications for all coverages offered by the Company, deliver the policies, collect and submit the first premiums to the Company thereon, and service said business subject to the terms of this contract and regulations and procedures of the Company.

(b)	Nothing contained herein is intended to create the relationship of employer and employee between You and the Company. You are an independent contractor. You shall be free to exercise Your own judgment as to the persons from whom You will solicit applications and the time, place and means of performing all acts hereunder.

(c)	This contract and Your conduct hereunder are subject to such regulations and procedures as the Company has established or may hereafter establish covering the conduct of its business.

(d)	You acknowledge and agree that this contract, and Your conduct thereunder, are subject to such applicable federal or state laws, statutes and regulations or directives issued by any regulatory entity having jurisdiction over the matters covered in this contract, including without limitation the rules and regulations of the Securities and Exchange Commission (SEC); the rules of the National Association of Securities Dealers Inc. (NASD); the rules of the Broker-Dealer with which You are associated; the Interagency Statement on Retail Sales of Nondeposit Investment Products issued by Federal banking regulators on February 15, 1994 also known as the “Interagency Statement” as may be amended from time to time.

(e)	You will cause and require all employees or Sub-producers associated with You to comply with all federal or state laws, statutes and regulations or directives issued by any regulatory entity having jurisdiction over the matters covered by this contract, including the procurement of all prescribed licenses and including without limitation the rules and regulations of the SEC; the rules of the NASD; the rules of the Broker-Dealer with which You are associated; the Interagency Statement on Retail Sales of Nondeposit Investment Products issued by Federal banking regulators on February 15, 1994 also known as the “Interagency Statement” as may be amended from time to time.

2.	LIMITATIONS ON AUTHORITY

(a)	You shall not assign Your rights under this contract; make, alter or discharge contracts for the Company; or waive forfeiture; grant permits, name special rates; guarantee dividends; or bind the Company in any way.

(b)	No circular; advertisement; materials to be used in any sales presentation; brochures; form letters; or any similar sales materials for the sale of Company products shall be printed, published, or used in any way by You unless it shall first have been approved by the Company, and as appropriate, by the NASD and the Broker-Dealer with which You are associated with.

(c)	You shall not make any oral or written statements concerning the products offered under this Contract which may misrepresent any statements that are contained in the current prospectuses or sales literature approved by the Company.

(d)	Only illustrations or proposals produced by the use of the Company’s approved illustration process or software may be used in connection with any sales presentation.

3.	ADMITTED ACCOUNTS

Upon receipt from the Company of any written statement of account, You agree to examine the same immediately and to notify the Company at once in writing of any difference between said statement and Your records. If You fail to notify the Company within thirty (30) days of any difference, it shall be an admission of the correctness of such statement.

4.	COMPANY PROPERTY

All printed matter, policyholder or account holder and premium information and records, proposal software, or any other supplies and equipment furnished by the Company to You in connection with the sale and solicitation of the products covered by this Contract, are the property of the Company and must be returned upon termination of this Contract. You will assist the Company in the distribution and retrieval, from any employee or Sub-producer if necessary, of these materials at the Company’s request. You are responsible for any misuses thereof of such property. All not taken policies, delivery receipts, initial premium receipts, temporary insurance receipts and any other receipts shall be returned to the Company on demand.

OL2650A 6-01	1	© 2001 Phoenix Life Insurance Company - All Rights Reserved

You will not disclose to any person, firm, or corporation, or utilize or reproduce for Your own use, any proprietary information concerning the business of the Company which You may have acquired in the course of, or as an incident to, its services under this Contract. Proprietary information shall include, but not be limited to, proposal formats, underwriting rules, product specifications and contract language, marketing information and materials, administrative procedures, computer systems and software, sales data, customer lists, financial plans, investment strategies, policyholder and insured data, and Company data on agencies and distribution systems. The foregoing notwithstanding, the following shall not be considered proprietary information for the purposes of this provision: (a) information publicly available or generally known within the life insurance industry; and (b) information obtained from other sources not under a duty of confidentiality to the Company with respect to such information.

You acknowledge and agree that the Company, either in its own right or through one or more subsidiaries and/or affiliates, is the sole owner of the names, logos, symbols, trademarks, service marks, trade names or other means of identification (collectively, “Phoenix Marks”) now, heretofore or hereafter used by the Company, its subsidiaries and affiliates, whether or not such subsidiaries or affiliates are wholly owned. You agree not to use any Phoenix Marks or variation thereof, including, without limitation, “Phoenix Life Insurance Company” and “Phoenix,” except as expressly authorized by Phoenix. Any use by You of a Phoenix Marks shall be pursuant to this non-exclusive license, shall inure to the benefit of the Company and is subject to the right of the Company to approve or disapprove any such use, or withdraw any previous approval, in the Company’s sole discretion. You agree not to raise or cause to be raised during the term of this Agreement or after its termination, on any grounds whatsoever, any questions concerning or challenges to the ownership by the Company of the Phoenix Marks or the validity or registrability of the Phoenix Marks. You also agree that you shall cease all use of the Phoenix Marks in the event this agreement is terminated on any grounds whatsoever. This provision shall survive the termination of this contract.

5.	MAINTAINING PRIVACY OF NON-PUBLIC PERSONAL INFORMATION

(a)	Definition

The term Non-Public Personal Information (“NPPI”) means a customer’s or client’s private information as defined under either federal or state law or regulation. At a minimum, NPPI includes a customer’s name, telephone or facsimile number, social security number, net worth, other financial information, any medical information and the fact that the customer has purchased a product or service from Phoenix. NPPI includes any such information obtained by You whether You obtain it in connection with an application for, or servicing of, a Phoenix product or service or otherwise.

(b)	Obligations

You are obligated to maintain the confidentiality of any NPPI that You obtain in connection with the sale and servicing of Company products under this contract. You will not divulge or release any NPPI in any manner except as permitted by law, or authorized in writing by the owner of such NPPI. You will use such information only to the extent required in connection with the sale and servicing of this business and will not otherwise share it with any other person or organization. In the event that you share NPPI with an entity assisting you in performing services under this contract, you must have an agreement with such entity which includes a confidentiality provision prohibiting disclose or use of NPPI other than to carry on the purposes for which the information was provided.

(c)	Multiple relationship circumstances

Where You acquire NPPI that will be used in connection either with another company’s product, or in circumstances where it will be used with a Phoenix product or service in combination with other products or services (including any such services which may be solicited by You) then You must comply with the privacy requirements of all such organizations.

6.	INDEBTEDNESS/INDEMNIFICATION

You agree to indemnify the Company for any indebtedness or obligations created by You or employees or Sub-producers associated with You, whether arising hereunder or otherwise. You also agree to indemnify the Company for any liabilities, losses, costs or expenses incurred or moneys paid by the Company to any person as the result of the misrepresentations, negligence or unauthorized acts by You, Your employees or Sub-producers associated with You.

OL2650A 6-01	2	© 2001 Phoenix Life Insurance Company - All Rights Reserved

The Company, in addition to the rights available under the law to recover any funds due it, may set off such obligation or indebtedness from any compensation payable under this contract or any other contract that You may have with the Company or with any affiliate or subsidiary of the Company. In addition You agree to reimburse the Company for any attorney’s fees, expenses or collection costs incurred in the enforcement of this provision. The terms of this provision shall not be impaired by termination of this contract.

The Company will not indemnify You in any manner for any acts arising out of the operation of this contract.

7.	COLLECTION OF MONEYS - ACCOUNTING

You shall not accept cash currency for or on behalf of the Company, All funds received or collected by You, Your employees or Sub-producers associated with You, for or on behalf of the Company, shall be held in trust and shall not be used for any personal use or other purposes whatsoever, but shall be immediately paid and delivered to the Company. You shall make such accounting as the Company may require for all funds, checks, money orders, drafts, policies, receipts and other valuable papers received in connection with the business of the Company. You shall indemnify the Company for any losses resulting from receipt of money paid in connection with such insurance or annuity application or policy or receipts.

8.	ASSIGNMENTS

You shall not assign compensation payable hereunder without the prior written consent of the Company. The Company does not assume responsibility for the validity or sufficiency of any aspect of any assignment.

9.	MODIFICATION OF CONTRACT

This entire contract may be modified in whole or in part from time to time through standard Company communication procedures. Any modifications of the contract made after the date on the forms contained in Your contract shall govern. Such modifications are available for inspection at the Company’s local field offices or at the Home Office of the Company. Neither this contract nor any modification shall be binding on the Company unless approved in writing by an executive officer of the Company.

10.	PRIOR CONTRACTS

This contract replaces any previous contract with the Company and constitutes the entire agreement between You and the Company. Any obligation to the Company incurred by You under a prior contract shall continue to exist subject to the terms of such prior contract.

11.	TERMS SUBJECT TO APPLICABLE LAW

All rights, powers, and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and are intended to be limited to the extent necessary so that they will not render this contract invalid, illegal, or unenforceable. If any term of this contract shall be held to be invalid, illegal, or unenforceable, the validity of other terms of this contract shall in no way be affected thereby.

12.	OBLIGATIONS

You acknowledge that the Company relies upon You for a careful and frank presentation of the facts necessary for the proper underwriting and acceptance of the requested insurance coverages. You shall give complete and accurate answers in the application and associated forms. You shall promptly transmit to the Company any and all information that will enable the Company to determine if the insurance applied for should be issued by the Company and upon what terms and rates. You shall not accept any payment unless the applicant is at time of delivery in good health and in insurable condition as originally represented to us by the applicant to the best of Your knowledge and belief.

13.	BONDS/ERRORS AND OMISSIONS COVERAGE

The Company, at its option, or regulatory authorities, may require that You be bonded. Failure by You to be accepted for such bond or subsequent cancellation of the same shall terminate this contract. You shall also obtain and maintain errors and omissions professional liability coverage in such an amount and in such forms as will be required by the Company. Copies of said coverages together with evidence of payment of any premiums or cost shall be provided to the Company. Failure to provide such coverage or subsequent cancellation of the same shall terminate this contract.

OL2650A 6-01	3	© 2001 Phoenix Life Insurance Company - All Rights Reserved

14.	PRESERVATION OF BUSINESS

For a period of two (2) years following the termination of this Contract for any reason, You shall not directly or indirectly contact any policy, account or annuity holder of the Company, for the purpose of inducing or attempting to induce such a policy, account or annuity holder to surrender, cancel, lapse, or fail to renew such policy or policies, accounts or annuities with the Company.

Violation of this provision may be enjoined by any remedies, legal or equitable, available to the Company, including an injunction. In addition, the Company shall be entitled to recover from You all costs and expenses including but not limited to all attorney fees incurred in connection with the enforcement of this provision.

15.	PERSISTENCY AND PRODUCTION REQUIREMENTS

The Company may from time to time establish minimum persistency and production requirements in order for You to continue this contractual relationship with the Company in order to receive certain compensation levels as specified in this contract. Your failure to meet such requirements may terminate this Contract.

16.	FORBEARANCE NOT WAIVER

The failure of the Company to enforce any provision of this contract shall not constitute a waiver by the Company of any such provision. The past waiver of a provision by the Company shall not constitute a course of conduct or a waiver in the future of that same provision.

17.	DUTIES UPON TERMINATION

Upon termination, You are under an absolute duty to return to the Company all Company property as set forth in this contract. You further acknowledge that You may not resist or impede in any manner the Company’s access to its policy, account or annuity holders.

You further agree to immediately cease and desist from exercising any and all rights herein or hereafter granted to You by the Company, including, without limitation, any right to use a Phoenix Mark(s).

18.	TERMINATION

This contract, and the agency created hereunder, shall terminate on the occurrence of any of the following events and upon such termination all compensation shall cease, except as may be otherwise expressly provided herein:

(a)	Upon written notice of termination by You or the Company, with or without cause, either delivered personally or mailed to the last known address of the other party at least twenty (20) days prior to the date fixed therein for such termination, unless an earlier date of termination satisfactory to both parties is specified, in which event such earlier date shall control.

(b)	If You are an individual, upon Your death.

(c)	Immediately if You withhold, convert, or misappropriate any moneys, policies, receipts or property belonging to the Company, its affiliates or subsidiaries or policy, account or annuity holder; or breach any of the terms of this contract; violate any Company regulations or procedures.

(d)	Immediately upon the entry, involvement, or participation in any business activity by You which is in conflict with the interest of the Company as determined solely by the Company.

(e)	If You fail to meet any minimum persistency or production requirements that may be established by the Company.

(f)	Immediately if You fail to obtain or maintain any bond or errors and omissions coverages that may be required by the Company.

(g)	Immediately if You are a partnership, corporation, or an individual operating under a trade name and there is a sale, merger, dissolution, bankruptcy or other transfer of the assets of said corporation, partnership or entity.

(h)	Immediately if You fail to report any investigations or examinations commenced by any regulatory authorities relating to Your marketing and sales practices or fail to cooperate with the Company in the investigation of any complaint or grievance brought against You.

OL2650A 6-01	4	© 2001 Phoenix Life Insurance Company - All Rights Reserved

(i)	Immediately if You cease to be validly licensed as an insurance agent or producer.

(j)	Upon termination of any contractual relationship You may have with any affiliate, subsidiary or the parent of the Company.

19.	MISCELLANEOUS

The headings to the paragraphs in this contract are only inserted as a guide to assist in the location of said paragraphs and they are not to be construed as any indication of the meaning or content of the respective paragraphs.

OL2650A 6-01	5	© 2001 Phoenix Life Insurance Company - All Rights Reserved

COMPLIANCE AND SALES PRACTICES PROVISIONS

1.	GENERAL

You will take reasonable steps to ensure that You, Your sub-producers and/or employees make recommendations based upon reasonable grounds that the products being solicited are suitable and consistent with the applicants’ insurable needs and financial objectives.

The determinations of suitability will include but not be limited to a reasonable inquiry as to the applicants’:

•	insurance and investment objectives

•	financial situation

•	risk propensity

•	personal desires and needs,

The foregoing is not intended to replace or supersede any otherwise applicable insurance or securities suitability standards as may be applicable.

2.	REBATING AND DISCRIMINATORY TREATMENT

You will not directly or indirectly participate in any arrangement, plan or scheme that involves rebating of any compensation; the providing of any special benefit; or the giving of any other advantage to a policy, account; annuity holders or insureds that is not made available to all policy, account or annuity holders and insureds.

3.	APPLICATION PROCEDURES

You shall have all applications and related documents for the products offered under this Contract accurately completed and signed by the applicant and properly witnessed. You shall submit the applications and related documents to the Company directly or through the Broker-Dealer, if appropriate, together with all payments received from the applicant, without any deductions. You shall not accept any cash currency for or on behalf of the Company. You shall cause all checks or money orders to be made payable to “Phoenix Life Insurance Company” and cause all payments collected for the Company to be held in trust and immediately delivered to the Company, Phoenix Equity Planning Corporation (hereinafter PEPCO) or Broker-Dealer as appropriate. You shall also comply with any other application procedures that may be established from time to time by the Broker-Dealer, PEPCO or the Company.

4.	COMPLAINT OR GRIEVANCE HANDLING

Upon receipt of any written or oral complaint or grievance from a policy, account or annuity holder of the Company, You will immediately advise the Policyholder Service Center of the Company of the complaint or grievance. You agree that You will fully cooperate with the Company in its investigation of the matter. This cooperation shall include, but not be limited to, responding to any requests for information, providing any needed statements and supplying copies of Your file on the matter that is the subject of the complaint or grievance. You have no authority to settle or resolve the complaint or grievance involving a product issued by the Company.

5.	CONTINUING DUTY TO REPORT AND DISCLOSE

At the time of Your contracting with the Company, You provided certain information concerning You and Your Sub-producers, or employees’ background and suitability to be contracted and appointed to represent the Company. You will immediately notify the Individual Compliance Department of the Company if there is any change in such information previously submitted.

6.	NOTIFICATION OF ANY EXAMINATION, INVESTIGATION OR LITIGATION

You will immediately notify the General Counsel of the Company of any investigations or examinations commenced by any regulatory authorities relating to any aspect of Your marketing and sales practices, or that of Your Sub-producers or employees. You further agree to immediately notify the General Counsel of any pending or threatened litigation which relates to Your sales practices, or that of Your Sub-producers or employees involving the sales of any of the Company’s products.

OL2650B 8-98	6	© 2001 Phoenix Life Insurance Company - All Rights Reserved

7.	REPLACEMENTS

In most instances, a replacement is not to the advantage of the policy or annuity holder because of;

(1)	increased premiums for a new policy issued at an older age,

(2)	duplication of acquisition costs,

(3)	loss of privileges and options under old policies or annuities, which in some instances are not available to the new ones, and

(4)	the introduction of new suicide and incontestability clauses.

Rarely will You encounter situations where replacement of permanent insurance or annuities in any Company will be advisable and in the best interest of the policyholder. If any replacement does occur, You shall maintain files and records demonstrating to the Company’s satisfaction that the replacement is in the best interest of the policyholder.

The Company does not sanction the practice of seeking replacements or utilizing cash values of existing policies or annuities, which in most cases leads to ultimate surrender or lapse, as methods of promoting the sale of new insurance. Any pattern of such activities on Your part, as determined by the Company, shall be the basis for immediate termination of this contract.

If You improperly induce policy, account or annuity holders of the Company to replace insurance or annuities in force in the Company with any insurance or annuities issued by this or another Company, then in addition to any specific rights found elsewhere in this entire contract, then all Your rights to any compensation payable under the terms of this contract or any other contract with the Company shall immediately cease.

OL2650B 8-98	7	© 2001 Phoenix Life Insurance Company - All Rights Reserved

BUSINESS ENTITY PROVISIONS

1.	INTRODUCTION AND AUTHORITY

If You are a partnership, corporation, or are an individual that has employees, all applications for the products offered under this contract shall be solicited only by individuals (hereinafter “Sub-producers”) representing You who have been duly licensed under the applicable insurance laws to secure such applications and who indicate on each such application that it has been solicited on Your behalf.

If You are a corporation or a partnership, personal production under this contract shall be the production of the designated principal of the corporation.

2.	CONDUCT

You will cause and require all employees or Sub-producers associated with You to comply with all applicable state and federal laws and the regulations or other directives of the insurance departments of the states in which You are soliciting insurance including the procurement of all prescribed licenses.

You will cause and require all employees or Sub-producers associated with You to comply with the rules and regulations of the SEC; the rules of the NASD; the rules of the Broker-Dealer with which You are associated, and the Interagency Statement on Retail Sales of Nondeposit Investment Products issued by Federal banking regulators on February 15, 1994 also known as the “Interagency Statement” as may be amended from time to time.

You will also cause and require all employees or Sub-producers associated with You to become familiar and comply with the terms of this Contract and all compliance and/or market conduct directives, manuals, guidelines that may be issued from time to time by the Company.

3.	CONTRACTING OF SUB-PRODUCERS

(a)	If You are so authorized, You may recruit Sub-producers satisfactory to the Company to carry out the purposes of this contract. All such Sub-producers shall be approved in writing by the Company and be appropriately licensed with the Company before entering into any contractual relationship with You.

(b)	The Company shall retain the authority to terminate or cancel any license of such Sub-producer of Yours, Any such Sub-producer whose license has been terminated or canceled by the Company shall not perform any duties for You which involve Phoenix products or policyholders.

(c)	You shall be responsible to the Company for all business done or entrusted to Sub-producers or others appointed or employed by You, and no such appointee, Sub-producer or employee shall have any claim against the Company for commissions or otherwise.

(d)	You shall indemnify and save the Company harmless from all losses, expenses, costs, damages and liability resulting from negligent acts by You or Your employees or Sub-producers, and from acts or transactions by any of them not authorized by the Company.

(e)	Subject only to paragraphs (a), (b), (c), and (d) herein, You shall have the sole discretion in determining who among Your Sub-producers and employees shall perform the functions required of You.

4.	DESIGNATION OF PRINCIPAL/GUARANTEES

If You are a partnership or corporation You shall designate by written resolution of Your Board of Directors or all partners, an executive officer or partner who is acceptable to the Company and authorized to act in Your name in all matters with the Company, You agree to be bound by the acts of the principal and the principals’ transaction with the Company, and the Company may rely on the authority of the principal until the principal’s designation as principal is revoked in writing by a resolution of Your Board of Directors or remaining partners and that resolution is filed by the Company.

In addition, if You are a corporation, the Company may require the principals of said corporation to execute a written guarantee of performance of all terms of this contract by the corporation.

OL2650C 12-99	8	© 2001 Phoenix Life Insurance Company - All Rights Reserved

VARIABLE PRODUCTS PROVISIONS

1.	THE BROKER-DEALER

At all times during the continuance of this Contract You, or the Broker-Dealer with which You are a registered representative, must be a registered broker-dealer with the SEC, a member of the NASD, and You, or the Broker-Dealer of which You are a registered representative, must have a Broker-Dealer Supervisory and Service Agreement in effect with Phoenix Equity Planning Corporation (hereinafter “PEPCO”), the master servicer of the Variable Contracts, as defined by the Company, and issued by the Company.

2.	REGISTRATION AND LICENSING

(a)	When soliciting applications for, or selling, Variable Contracts, You must at all times be a registered Broker-Dealer or a registered representative of, or associated with, a registered Broker-Dealer, and if the particular jurisdiction requires, be licensed or registered as a representative of the Broker-Dealer.

(b)	When soliciting for, or selling, the Variable Contracts, You must at all times be validly licensed or appointed by the Company as a variable contracts producer in accordance with the jurisdictional requirements of the place where the solicitations take place.

(c)	You may solicit for and sell the Variable Contracts wherever the Variable Contracts are authorized for sale by the governmental authorities having jurisdiction, provided You, the Broker-Dealer with whom you are associated, and the Company are all validly licensed, registered or otherwise qualified, as required for the solicitation and sales of the Variable Contracts.

(d)	If You are a partnership, corporation, or an individual who has employees, any solicitation of applications must be by Sub-producers acting on Your behalf who: 1) have been duly licensed to solicit applications for the Company; 2) have indicated on each application that the application is on Your behalf; 3) have been approved as Sub-producers in writing by the Company, 4) and are duly registered with the NASD. The Company shall retain the authority to terminate the Sub-producer’s appointment with the Company. You shall be responsible for all business written by Sub-producers or employees, and they shall not have any direct claim against the Company, PEPCO or Broker-Dealer (unless you are the Broker-Dealer) for commissions or other compensation. You shall be responsible for supervising all Sub-producers and employees and causing them to comply with the provisions of this Agreement.

3.	AUTHORITY TO SOLICIT

Your authority to solicit Variable Contracts shall be immediately terminated if You cease to be validly NASD registered or the Broker-Dealer with which you are registered ceases to have a Broker-Dealer Supervisory and Service Agreement for the Contracts in effect or it ceases to be SEC or NASD registered.

4.	COMPENSATION - VARIABLE LIFE AND ANNUITY PRODUCTS

The Company will pay to You commissions on Variable Products, as defined by the Company, for which You have secured the application and performed such other duties as may be necessary to place the policy or annuity in force and have complied with the Company’s rules and procedures concerning the delivery of the policy or annuity. These commissions shall be as provided in this contract and in accordance with the commission schedule in force at the time the policy is issued.

You agree that first year commissions related to sales of authorized Variable Contracts for which You have placed in force will be paid to you. You direct and authorize that any first year commission due You be paid to You if You are a Broker-Dealer or the Broker-Dealer with whom you are associated if You are not a Broker-Dealer.

The amount of first year commission You shall receive from the Broker-Dealer, as paying agent, shall be determined in accordance with your agreement with the Broker-Dealer applicable to the Variable Contracts at the time a premium or a purchase payment is received by the Company. You agree that neither the Company nor PEPCO are responsible for your first year commission and that You shall look to and seek such compensation only from the Broker-Dealer with whom You are associated.

OL2650D 12-99	9	© 2001 Phoenix Life Insurance Company - All Rights Reserved

Compensation, other than first year commissions, shall be paid by the Company directly to You in accordance with the applicable Schedule attached hereto.

You shall not be entitled to any compensation based on premiums and/or purchase payments received by the Company after termination of this Contract, except as specified in the applicable Schedule attached hereto.

Should the Company for any reason refund any premium on any Contract sold hereunder including, but not limited to, any premiums refunded under any free look provision, You shall repay on demand any compensation received with respect thereto.

If You are soliciting sales of Variable Products as a Sub-producer of a Broker-Dealer which is insurance licensed and has a Contract with the Company, all compensation under this Contract will be paid to that Broker-Dealer.

5.	PREMIUM AND COMMISSION REGULATIONS

First year premiums are those paid for the first policy year. Renewal premiums are those paid for each subsequent policy year, referred to herein as a renewal year. First year commissions are those payable on first year premiums. Renewal commissions are those payable on renewal premiums. Commissions will be payable on interim premiums, extra premiums, or waived premiums as provided by the rules of the Company as then in force.

For the purpose of this contract, a premium shall be regarded as paid in the calendar year in which it is entered as paid in the accounting records of the Company in its Home Office.

6.	FIRST YEAR COMMISSIONS

First year commissions on policies will be paid in accordance with such schedule on first year premiums paid on business produced by You as described above and herein.

7.	RENEWAL COMMISSIONS

Renewal commissions will be paid on renewal premiums of such business according to the schedule in force at the time of the payment of first year premium, and, except as specifically stated herein, shall be governed by the rules of the Company as then in force.

8.	VESTED RENEWAL COMMISSIONS

Commissions that are vested will be paid whether or not this contract has been terminated at the time the premium is paid on which the commission is based. The vested commission payable on any product is determined from the commission schedule in force at the time the first year premium payment was made. This commission as earned in accordance with this contract, will be payable to You, or, if You are an individual and are deceased, to Your executor or administrator.

9.	JOINT SUBMISSION

If business is submitted jointly by more than one producer, subject to the approval of the Company, the division of commissions will be proportionate, or in accordance with directions in the application submitted.

10.	REPLACEMENT OR REWRITE OF POLICIES

(a)	Replacement

When a policy is issued to take the place of another policy in this or any other insurance company, the commission on the new policy, if allowed, shall be governed by the rules of the Company as then in force.

(b)	Refund of Premium

Should the Company for any reason refund any premium on any policy sold or annuity hereunder, You shall repay on demand any commissions or any other compensation received therein, including, but not limited to, the refund of any premiums under any Free Look Provision. You shall also refund any advanced commissions or other compensation which became unearned because of non-payment of premiums.

(c)	Reduction or Modification

If, before the end of the second policy year, the policy is reduced in amount or is divided into two or more policies so that one or more policies are written on which the rate of the first year commissions in accordance with the standard commission schedule would have been less than was actually paid thereunder, then the excess first year commission, renewal commissions or any other compensation over the respective amounts due on said changed policy or policies shall be returned to the Company.

This provision shall not be impaired by the termination of this contract.

OL2650D 12-99	10	© 2001 Phoenix Life Insurance Company - All Rights Reserved

11.	LAPSE OR TERMINATION

If any policy sold by You is lapsed, terminated, or not taken, no commission thereafter shall be payable to You unless You are wholly instrumental in restoring it while You are acting hereunder and within three (3) months of the lapse or cancellation.

12.	EXPENSE ALLOWANCE PROVISIONS

The Company will provide You an allowance to offset expenses You have incurred in soliciting and placing insurance and annuity contracts with the Company.

(a)	The Company agrees, subject to limitations and conditions herein described and to the extent permitted by appropriate regulatory authorities, to make periodic Expense Allowance Payments to You. The Expense Allowance Payments shall be made in accordance with the Expense Allowance Schedule in effect at the time the payment is earned. The Expense Allowance Schedule currently in force is attached to and made a part of this Agreement.

(b)	To be eligible to receive Expense Allowance Payments in any calendar year, You must meet the requirements set forth in the current Expense Allowance Schedule.

(c)	Expense Allowance Payments are not to be used to effect compensation or allowances in excess of the limits permitted by any law or regulation. In the event the Company determines that a payment or payments is, or was, in excess of those limitations, You agree to refund such amounts upon demand of the Company.

(d)	These provisions or the Expense Allowance Schedule may be modified in whole or in part from time to time through standard Company communications procedures. Any modifications of this Agreement or the expense Allowance Schedule made after the date on this Agreement or the attached Schedule shall govern. Such modifications are available for inspection at the Company’s local field offices.

(e)	In the event the Company makes Expense Allowance Payments to which You are not entitled under the terms of this Contract and Schedule attached hereto, You agree to refund any amounts due the Company promptly upon demand by the Company. The Company shall have the right to set off amounts due You under this Agreement against any amounts You owe the Company, its affiliates and/or subsidiaries. The terms of this provision shall not be impaired by termination of this Agreement.

(f)	No Expense Allowance payments will be paid to You if Your Broker-Dealer has an Expense Allowance Agreement or Commission Contract with the Company.

13.	REGULATORY COMPLIANCE

If any compensation provision of this contract is disapproved by any regulatory authority, this contract may be modified as necessary to be acceptable to such regulators. The effective date of such modification may be retroactive to the date of this contract or such other date that may be required by such regulators. You agree to promptly refund upon demand any compensation paid in excess of any amount approved by said regulatory authority.

OL265OD 12-99	11	© 2001 Phoenix Life Insurance Company - All Rights Reserved

PROVISIONS FOR CONTRACTING OF PRODUCERS

1.	CONDUCT

You will cause and require all Producers, employees or Sub-producers associated with You to comply with all federal or state laws, statutes and regulations or directives issued by any regulatory entity having jurisdiction in this matter, the procurement of all prescribed licenses and including without limitation the rules and regulations of the SEC; the rules of the NASD; the rules of the Broker-Dealer with which You are associated; the Interagency Statement on Retail Sales of Nondeposit Investment Products issued by Federal banking regulators on February 15, 1994 also known as the “Interagency Statement” as may be amended from time to time.

2.	CONTRACTING OF PRODUCERS

(a)	If You are so authorized, You may recruit Producers satisfactory to the Company to carry out the purposes of this contract. All such agents shall be approved in writing by the Company and be appropriately licensed and contracted with the Company before entering into any contractual relationship with You.

(b)	The Company shall retain the authority to terminate and cancel any license and contract of such Producer and any such Producer whose license or contract has been terminated or canceled by the Company shall not perform any duties for You which involve products or policyholders of the Company.

(c)	All such Producers shall be appropriately licensed with the Company and shall execute a standard commission contract with the Company.

(d)	The term Producer when used in this contract shall mean any Producer contracted by the Company as a result of the written recommendation by You or assigned by the Company to You for supervision.

(e)	You shall be responsible to the Company for all business done or entrusted to Producers and no such Producer shall have any claim against the Company for commissions or otherwise unless in accordance of the terms of the standard commission contract by the Company and the Producer.

(f)	You shall indemnify and save the Company harmless from all losses, expenses, costs, damages and liability resulting from negligent acts by You or Your agents and from acts or transactions by any of them not authorized by the Company.

(g)	Subject only to paragraphs (a), (b), (c), and (d) herein, You shall have the sole discretion in determining who among Your Producers shall perform the functions required of You.

OL2650F 8-98	12	© 2001 Phoenix Life Insurance Company - All Rights Reserved

COMPENSATION PROVISIONS

1.	COMPENSATION - TRADITIONAL LIFE AND ANNUITIES

The Company will pay to You commissions on policies and annuities for which You have secured the application and performed such other duties as may be necessary to place the policy or annuity in force and have complied with the Company’s rules and procedures concerning the delivery of the policy or annuity. These commissions shall be as provided in this contract and in accordance with the commission schedule in force at the time the policy is issued.

2.	PREMIUM AND COMMISSION REGULATIONS

First year premiums are those paid for the first policy year. Renewal premiums are those paid for each subsequent policy year, referred to herein as a renewal year. First year commissions are those payable on first year premiums. Renewal commissions are those payable on renewal premiums. Commissions will be payable on interim premiums, extra premiums, or waived premiums as provided by the rules of the Company as then in force.

For the purpose of this contract, a premium shall be regarded as paid in the calendar year in which it is entered as paid in the accounting records of the Company in its Home Office.

3.	FIRST YEAR COMMISSIONS

First year commissions on policies will be paid in accordance with such schedule on first year premiums paid on business produced by You as described above and herein.

4.	RENEWAL COMMISSIONS

Renewal commissions will be paid on renewal premiums of such business according to the schedule in force at the time of the payment of first year premium, and, except as specifically stated herein, shall be governed by the rules of the Company as then in force.

5.	VESTED RENEWAL COMMISSIONS

Commissions that are vested will be paid whether or not this contract has been terminated at the time the premium is paid on which the commission is based. The vested commission payable on any product is determined from the commission schedule in force at the time the first year premium payment was made. This commission, as earned in accordance with this contract, will be payable to You, or, if You are an individual and are deceased, to Your executor or administrator.

6.	JOINT SUBMISSION

If business is submitted jointly by more than one producer, subject to the approval of the Company, the division of commissions will be proportionate, or in accordance with directions in the application submitted.

7.	REPLACEMENT OR REWRITE OF POLICIES

(a)	Replacement

When a policy is issued to take the place of another policy in this or any other insurance company, the commission on the new policy, if allowed, shall be governed by the rules of the Company as then in force.

(b)	Refund of Premium

Should the Company for any reason refund any premium on any policy sold or annuity hereunder, You shall repay on demand any commissions or any other compensation received therein, including, but not limited to, the refund of any premiums under any Free Look Provision. You shall also refund any advanced commissions or other compensation which became unearned because of non-payment of premiums.

(c)	Reduction or Modification

If, before the end of the second policy year, the policy is reduced in amount or is divided into two or more policies so that one or more policies are written on which the rate of the first year commissions in accordance with the standard commission schedule would have been less than was actually paid thereunder, then the excess first year commission, renewal commissions or any other compensation over the respective amounts due on said changed policy or policies shall be returned to the Company.

OL2650E 6-01	13	© 2001 Phoenix Life Insurance Company - All Rights Reserved

(d)	Termination under Policy Rider

If a policy sold by You is lapsed, surrendered, canceled or otherwise terminated by the policyholder by exercising a right given the policyholder by the terms of any rider to the policy, all compensation paid on the policy shall be returned to the Company.

(e)	Surrender, Death or Termination in the First Year

If during the first policy year the annuity policy is terminated by reason of death, free look or total surrender, all compensation paid on the policy shall be returned to the Company.

If during the first policy year of the annuity policy there is a partial surrender in excess of any penalty free surrender amount, the compensation on that excess amount shall be returned to the Company.

This provision shall not be impaired by the termination of this contract.

8.	LAPSE OR TERMINATION

If any policy sold by You is lapsed, terminated, or not taken, no commission thereafter shall be payable to You unless You are wholly instrumental in restoring it while You are acting hereunder and within three (3) months of the lapse or cancellation.

9.	EXPENSE ALLOWANCE PROVISIONS

The Company will provide You an allowance to offset expenses You have incurred in soliciting and placing insurance and annuity contracts with the Company.

(a)	The Company agrees, subject to limitations and conditions herein described and to the extent permitted by appropriate regulatory authorities, to make periodic Expense Allowance Payments to You. The Expense Allowance Payments shall be made in accordance with the Expense Allowance Schedule in effect at the time the payment is earned. The Expense Allowance Schedule currently in force is attached to and made a part of this Agreement.

(b)	To be eligible to receive Expense Allowance Payments in any calendar year, You must meet the requirements set forth in the current Expense Allowance Schedule.

(c)	Expense Allowance Payments are not to be used to effect compensation or allowances in excess of the limits permitted by any law or regulation. In the event the Company determines that a payment or payments is, or was, in excess of those limitations, You agree to refund such amounts upon demand of the Company.

(d)	These provisions or the Expense Allowance Schedule may be modified in whole or in part from time to time through standard Company communications procedures. Any modifications of this Agreement or the expense Allowance Schedule made after the date on this Agreement or the attached Schedule shall govern. Such modifications are available for inspection at the Company’s local field offices.

(e)	In the event the Company makes Expense Allowance Payments to which You are not entitled under the terms of this Contract and Schedule attached hereto, You agree to refund any amounts due the Company promptly upon demand by the Company. The Company shall have the right to set off amounts due You under this Agreement against any amounts You owe the Company, its affiliates and/or subsidiaries. The terms of this provision shall not be impaired by termination of this Agreement.

(f)	No Expense Allowance payments will be paid to You if Your Broker-Dealer has an Expense Allowance Agreement or Commission Contract with the Company.

10.	REGULATORY COMPLIANCE

If any compensation provision of this contract is disapproved by any regulatory authority, this contract may be modified as necessary to be acceptable to such regulators. The effective date of such modification may be retroactive to the date of this contract or such other date that may be required by such regulators. You agree to promptly refund upon demand any compensation paid in excess of any amount approved by said regulatory authority.

OL2650E 6-01	14	© 2001 Phoenix Life Insurance Company - All Rights Reserved

Phoenix Life Insurance Company 100 Bright Meadow Boulevard PO Box 1900 Enfield CT 06083-1900	EAP-A

Expense Allowance Schedule

You are responsible for all payment of expenses in Your office. The Company will pay an expense allowance to You to offset the expenses You have incurred in the acquisition and servicing of insurance contracts placed through Your office. Payment of the expense allowance is as follows:

1.	Definitions

a.	Eligible First Year Commissions (FYC) are defined as follows:

•	FYC on annual premium of individual variable life insurance plans, other than traditional universal life insurance plans: and
•	FYC on premium up to the commissionable target premium (CTP) for flexible premium variable universal life plans.

b.	Eligible FYC do not include the following: FYC on premium in excess of the commissionable premium (CTP) for flexible premium variable universal life, or on any product the company may from time to time exclude.

c.	Eligible FYC year-to-date include all of Your eligible FYC which have been earned and paid during the current calendar year, including the current commission cycle.

2.	Expense Allowance Payment (EAP) Calculation

The Company will calculate and pay EAP as a percentage of Eligible FYC at 82% for all business paid during the current calendar.

Eligible FYC shall be regarded as paid when the premium is entered as paid in the accounting records of the Company in its home office.

OL2720B	15	4-01

Phoenix Life Insurance Company 100 Bright Meadow Boulevard PO Box 1900 Enfield CT 06083-1900	EAP-4

B.	Expense Allowance Schedule

You are responsible for all payment of expenses in Your office. The Company will pay an expense allowance to You to offset the expenses You have incurred in the acquisition and servicing of insurance contracts placed through Your office. Payment of the expense allowance is as follows:

1.	Definitions

a.	Eligible First Year Commissions (FYC) are defined as follows:

•	FYC on annual premium of individual life insurance plans, other than universal life.
•	FYC on premium up to the commissionable target premium (CTP) for flexible premium universal life plans.
•

Eligible FYC do not include the following: FYC on variable life plans, FYC on PAPOR, FYC on premium in excess of the commissionable premium (CTP) for flexible premium universal life, including variable universal life or FYC on any product the company may from time to time exclude.

b.	Eligible FYC year-to-date include all of your eligible FYC which have been earned and paid during the current calendar year, including the current commission cycle.

2.	Expense Allowance Payment (EAP) Calculation

The Company will calculate and pay EAP as a percentage of Eligible FYC for all business paid during the current calendar year as follows:

Eligible First Year Commissions YTD	Expense Allowance
0-24,999	40%
25,000-74,999	50%
75,000-149,999	60%
150,000 and greater	70%

Each pay period, Phoenix will calculate the expense allowance payment earned on a year-to-date basis per the above schedule, subtract expense allowance paid to date, and pay the balance due.

Eligible FYC shall be regarded as paid when the premium is entered as paid in the accounting records of the Company in its home office.

Your signature is acknowledgement of receipt and understanding of the compensation payments outlined in this Schedule.

Hugh H. Stebbins / J.P. Turner & Co. LLC

Producer Name

Hugh H. Stebbins	1-13-03

Producer Signature	Date

Dona D. Young	APR 23 2003

For Phoenix life Insurance Company PRESIDENT	Date

[ILLEGIBLE]	4-01

April 2008

GENERAL AMENDMENT

The Broker Dealer Contract (IP/BD Series) between You and Phoenix Life Insurance Company (“Company”) is hereby amended as follows:

1.	Paragraph 2, Suitability/Insurable Interest is added to the Compliance and Sales Practice Provisions of the contract to read as follows:

2.	Suitability/Insurable Interest

A.	Suitability. You shall insure that each sale of Phoenix Products covered by this Agreement which is proposed or made directly by You is appropriate for and suitable to the needs of the insured and the person or entity to whom You made the sale, at the time the sale is made, and suitable in accordance with Applicable Law governing suitability of insurance products. You will make best efforts to ensure that each Subproducer/Employee is aware of his or her obligation that each sale of Phoenix products covered by this Agreement, which is proposed or made by a Subproducer/Employee, is appropriate for and suitable to the needs of the insured and the person or entity to whom the Subproducer/Employee made the sale, at the time the sale is made, and suitable in accordance with Applicable Law governing suitability of insurance products. Prior to presentation of an application for Phoenix products to an individual, You shall deliver and will make best efforts to ensure You deliver to the applicant any and all notices or other written documents required, either by Applicable Law or by Phoenix, for delivery at or prior to the time of application, including, without limitation, any legally and Phoenix required suitability forms and any legally-required shoppers’ or buyers’ guide. The knowledge of or consent to the sale by the insured or the person or entity to whom the Subproducer/Employee made the sale is not evidence of suitability.

B.	Insurable Interest. You shall not, and will make best efforts to ensure that each Subproducer/Employee is aware of his or her obligation to not, directly or indirectly participate in a practice or plan to initiate a life insurance policy for the ultimate benefit of a third party who, at the time the life insurance policy is originated, has no insurable interest in the insured, the insured’s consent to or knowledge of the insurance coverage notwithstanding.

In all other respects, the terms and conditions of the Independent Producer Contract shall remain in full force and effect.

This notice amends your contract with the Company in accordance with its terms. Please file this notice with your appropriate contract and compensation schedule.

One American Row
P.O. Box 5056	860 403 5000 Phone
Hartford, CT 06102-5056	www.phoenixwm.com